Exhibit 99.1

Veri-Tek International, Corp. Announces 29.4% Revenue

Increase for Second Quarter 2007

Management Reiterates Full-Year 2007 Guidance

Bridgeview, IL, August 14, 2007 — Veri-Tek International Corp. (AMEX:VCC), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced financial results for the second quarter and first six months period ending June 30, 2007.

Second Quarter Highlights (Continuing Operations*):

•	29.4% sequential increase in net sales to $30.0 million from $23.1 million compared to first quarter of 2007

•	Net income from continuing operations increased to $0.5 million compared to $0.1 million in the first quarter of 2007

•	210 basis point sequential improvement in EBITDA** margin to 8.7%

•	Generated $0.7 million in operating cash flow

•	Long-term debt reduced by $1.6 million to $38.3 million

•	Delivered two Liftking 400-ton capacity transporters to customers

Subsequent to the end of the quarter

•	Announced the sale of Testing and Assembly Equipment assets for $1.1 million, expected to completely close this segment in third quarter 2007

•	Announced the acquisition of Noble Rough Terrain Forklift product line

Financial Results*

*Prior to July 3, 2006, the Company operated in a single segment of business: the Testing & Assembly Equipment segment. Following the decision taken by the Board on March 29, 2007 to sell these operations, this segment is reported as a discontinued operation. For the six month period ended June 30, 2007 the Company’s continuing operations comprised the Lifting Equipment segment established through the acquisitions of Manitex Inc. and Liftking Industries, Inc. in July 2006 and November 2006 respectively. Accordingly, there is no comparison for sales and gross profit for continuing operations for the three and six month periods ended June 30, 2006, and sequential comparisons are being used to help investors evaluate the Company’s financial performance.

**EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Net sales for the second quarter of 2007 reached $30.0 million, an increase of $6.8 million or 29.4%, from $23.1 million in the first quarter of 2007. The revenue improvement was primarily due to improved manufacturing throughput at Manitex and strong sales of special vehicles and military products at Liftking, including two 400-ton transporters. Gross profit was $5.8 million, or 19.4% gross profit margin, for the second quarter compared to gross

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profit of $4.2 million, or 18.2% gross profit margin for the first quarter of 2007. The improvement in the gross profit percent was driven by the achievement of higher production efficiencies as well as the implementation of certain operating initiatives launched in the quarter, such as supply chain and sourcing improvements.

Total operating expenses for the second quarter of 2007 were $3.7 million, compared to total operating expenses of $3.3 million in the first quarter. Integration expenses associated with acquisitions as well as certain legal, accounting and consulting expenses relating to the Company’s Registration Statement on Form S-3 and Sarbanes-Oxley compliance initiatives, all contributed to the higher operating expenses in the quarter.

Net income from continuing operations for the second quarter was $0.5 million, or $0.06 per share, compared to net income from continuing operations of $0.1 million, or $0.01 per share, for the first quarter of 2007. Net income for the second quarter was $0.3 million, or $0.04 per basic and fully diluted share (based on 8.6 million fully diluted weighted average common shares outstanding) compared to net loss of ($1.0 million), or $(0.13) per basic and $(0.12) fully diluted share (based on 8.5 million fully diluted weighted average common shares outstanding) in the first quarter.

During the second quarter, the Company generated $2.6 million of EBITDA**, equal to 8.7% of sales, compared to $1.5 million, 6.6% of sales, for the first quarter of 2007. EBITDA for the six months ended June 30, 2007 was $4.1 million or 7.8% of sales. The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business.

“We demonstrated solid improvements by almost every measure in the performance of our business in the second quarter,” commented David Langevin, Veri-Tek Chairman and Chief Executive Officer. “With the continued strength of our end markets, specifically infrastructure, oil and gas, mining and commercial construction, we remain enthusiastic about our ability to execute our growth strategy. The recent acquisition of the Noble forklift product line further strengthens our presence in the higher margin material handling segment. Operational changes made during the first quarter have contributed to the margin increase achieved during the three months ended June 30, 2007, and we look to leverage these operational improvements during the second half of the year and into 2008. Finally, we continue to focus on improving our capital structure and a reduction of long term debt of $1.6 million during the quarter is a positive step towards achieving this important objective.”

Andrew Rooke, Veri-tek President and Chief Operating Officer, commented, “Optimizing our cost structure remains a vital component of our strategic growth plan, and we are encouraged by the tangible financial results of certain initiatives that we launched in the second quarter to reduce operating costs. Production efficiencies and benefits from recently initiated sourcing activities led to the improvement in our second quarter 2007 gross profit margin to 19.4% compared to 18.2% for the first quarter of 2007, and in our operating income of $2.1 million, or 6.9% of sales compared to $0.9 million or 4.1% of sales for the first quarter of 2007. These improvements, though, did not fully flow to the bottom line, as we were adversely impacted by an unusually strong strengthening in the Canadian / US dollar exchange rate that generated foreign exchange losses of ($0.5 million) in the quarter from the currency translation of the seller note for the acquisition of Liftking and from the higher level of U.S. dollar sales by Liftking.”

For the first six months of fiscal 2007, net sales were $53.1 million and the Company’s gross profit was $10.0 million, representing a gross margin of 18.9%. Selling, general and administrative expense for the six months ended June 30, 2007 was $6.6 million compared to $0.2 million for the comparable period in 2006 when the Company consisted only of the Testing and Assembly equipment segment. Net income from continuing operations was $0.6 million compared to a net loss from continuing operations of $0.1 million for the first half of 2006. The net loss of $0.7 million reported for the six month period ended June 30, 2007 consists of net income from continuing operations of $0.6 million offset by loss from discontinued operations of $1.0 million and an expected loss on closure of discontinued operations of $0.3 million. The Company reported a net loss of $0.8 million for the six months ended June 30, 2006, consisting of a net loss from continuing operations of $0.1 million and a loss from discontinued operations of $0.7 million.

The Company completed the quarter ended June 30, 2007 with $20.2 million in working capital and a current ratio (defined as current assets divided by current liabilities) of 2.1 to 1. Long term debt decreased in the second quarter of 2007 by $1.6 million from March 31, 2006, reflecting the repayment of notes payable and a reduction in the amount drawn on the companies’ line of credit. Shareholder’s equity increased 3.9% to $19.2 million from $18.4 million as of December 31, 2006.

Guidance

Management continues to anticipate revenue in the range of $95 to $100 million and EBITDA as a percentage of sales of 8% to 8.5% for full year 2007.

About Veri-Tek International, Corp.

Veri-Tek International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement:

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements with respect to anticipated revenue, and EBITDA as a percentage of sales and the expected closing of the Testing and Assembly asset sale. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Veri-Tek International, Corp.	Hayden Communications
David Langevin	Peter Seltzberg or Brett Maas
Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitex.com	peter@haydenir.com

Veri-Tek International Corp. and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands, except for per share amounts)

	June 30, 2007	December 31, 2006
	(unaudited)	(restated)
ASSETS
Current Assets
Cash	$239	$615
Trade receivables-net	18,020	14,137
Receivables from related parties	1,242	1,744
Other receivables	84	—
Inventory (net)	15,804	16,830
Deferred income tax assets	893	893
Prepaid expenses and other	602	465
Assets held for sale	1,099	1,430

Total current assets	37,983	36,114
Total fixed assets (net)	5,844	6,117
Receivables from related parties	2,978	2,978
Intangible assets (net)	19,827	21,283
Deferred tax assets	3,747	3,747
Goodwill	13,390	13,305
Assets held for sale	315	300

Total assets	$84,084	$83,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current Portion of long-term debt	$752	$515
Current portion of capital lease obligations	317	356
Accounts payable	12,223	14,181
Accrued expenses	3,572	2,965
Other current liabilities	544	732
Liabilities held for sale	417	572

Total current liabilities	17,825	19,321
Long-Term Liabilities
Line of credits	16,558	14,121
Deferred tax liabilities	4,640	4,640
Notes payable	16,131	17,303
Capital lease obligations	4,546	4,685
Deferred gain on sale of building	4,120	4,310
Other long term liabilities	85	—

Total long term liabilities	46,080	45,059

Total liabilities	63,905	64,380

Minority interest	1,024	1,024
Shareholders Equity
Common stock – no par value, Authorized 20,000,000 shares authorized issued and outstanding 8,057,875 and 7,859,875 at June 30, 2007 and December 31, 2006, respectively	32,435	31,274
Warrants	1,978	2,272
Retained earnings	(15,738)	(15,050)
Accumulated other comprehensive income (loss)	523	(56)

Subtotal	19,198	18,440
Less: Unearned Stock Based Compensation	(43)	—
Total Shareholders’ equity	19,155	18,440

Total liabilities & equity	$84,084	$83,844

Veri-Tek International Corp. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Six Months ended June 30, 2007 and 2006 (unaudited)

(In thousands, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
	Unaudited	Unaudited and Restated	Unaudited	Unaudited and Restated
Net Sales	29,951		53,089

Cost of Sales	24,137		43,071

Gross Profit	5,814		10,018

Operating expenses:
Research and Development Costs	228		375
Selling, general and administrative (including corporate expenses of $1,116 and $150 for the three months and $1,936 and $224 for the six months ended June 30, 2007, respectively	3,508	150	6,618	224

Total operating expenses	3,736	150	6,993	224

Operating income (loss) from continuing operations	2,078	(150)	3,025	(224)

Other income (expense):
Interest Income	1	12	6	31
Interest expense	(981)		(1,905)
Foreign currency transaction loss	(457)		(490)
Other income (expense)	53		146	—

Total other income (expense)	(1,384)	12	(2,243)	31

Loss from continuing operations before income tax	694	(138)	782	(193)

Provision for income taxes	195	(48)	214	(66)

Net loss from continuing operations	499	(90)	568	(127)

Discontinued operations Loss from operations of Testing and Assembly segment, net of income taxes (benefit) of $(0) and (162) for the three months and $(0) and (339) for the six months ended June 30, 2007 and 2006, respectively	(234)	(324)	(966)	(657)

Loss on Sale or closure of discontinued operations net of income tax (benefits)	76		(290)

Net income (loss)	$341	$(414)	$(688)	$(784)

Earnings per share: Basic
Earnings (loss) loss from continuing operations	$0.06	$(0.02)	$0.07	$(0.03)
Loss from discontinued operations	$(0.03)	$(0.07)	$(0.12)	$(0.13)
Loss on sale or closure of discontinued operations net of income tax	$0.01	$(0.00)	$(0.04)	$(0.00)

Net earnings (loss) per Basic share	$0.04	$(0.08)	$(0.09)	$(0.16)

Earnings per share: Diluted
Earnings (loss) loss from continuing operations	$0.06	$(0.02)	$0.07	$(0.03)
Loss from discontinued operations	$(0.03)	$(0.07)	$(0.11)	$(0.13)
Loss on sale or closure of discontinued operations net of income tax	$0.01	$(0.00)	$(0.03)	$(0.00)

Net earnings (loss) per Diluted share	$0.04	$(0.08)	$(0.08)	$(0.16)

Weighted average common shares outstanding – Basic	7,903,391	4,875,000	7,881,753	4,875,000

Weighted average common shares outstanding – Diluted	8,636,771	4,875,000	8,551,893	4,875,000

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

Reconciliation of GAAP Net Income (loss) from Continuing Operations to Earnings

Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands)

	Three Months Ended			Six Months Ended
	June 30, 2007	June 30, 2006	March 31, 2007	June 30, 2007	June 30, 2006
Net income (loss) from continuing operations	499	(90)	69	568	(127)
Income tax (benefit)	195	(48)	19	214	(66)
Interest income	(1)	(12)	(5)	(6)	(31)
Interest expense	981	—	924	1,905	—
Foreign currency transaction losses	457	—	33	490	—
Other income	(53)	—	(93)	(146)	—
Depreciation & Amortization	538	6	571	1,109	12
Earnings before interest, taxes, depreciation and amortization (EBITDA)	2,616	(144)	1,518	4,134	(212)
EBITDA % to sales	8.7%	n/a	6.6%	7.8%	n/a